Exhibit 99.1

To: All Employees

From: Cliff Hudson

Subject: IMPORTANT NEWS!  Approval of Option Exchange Program

Date:  February 8, 2010

To all Employees:

As most of you know, at the annual meeting of stockholders in January, Sonic’s stockholders overwhelmingly approved our proposal to amend our equity to plans to permit us to implement a one-time stock option exchange program.

We recognize that market conditions have rendered some stock option grants that employees hold significantly “underwater,” meaning the option exercise price is significantly higher than our current stock price.  An exchange program, which requires board support and stockholder approval, enables employees with such grants a way to realize value by exchanging underwater options for a lesser amount of new options with a lower exercise price.

We expect to launch the stock option exchange program by the end of March.  The actual timing will depend on a number of factors, including market conditions, which affect the exchange ratios.  Once we execute the program, we will provide you with the detailed terms of the program and all the information you need to make your decision.  This is a voluntary program – after you receive all of the relevant documents you will make your own choice whether to participate.

Receiving strong stockholder support for our proposal is especially gratifying given the tough economy and current market environment.  It’s obvious our stockholders share my appreciation for your commitment to Sonic, and understand how vitally important it is for us to stay focused on serving our customers.

Warm regards,

Cliff

The stock option exchange program described in this email has not yet commenced.  Sonic will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) upon the commencement of the stock option exchange program.  All persons who are eligible to participate in the stock option exchange program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available, because they will contain important information about the stock option exchange program.

Sonic stockholders and eligible stock option holders will be able to obtain the written materials described above and other documents filed by Sonic with the SEC free of charge from the

SEC’s website at www.sec.gov.  In addition, Sonic's stockholders and eligible stock option holders may obtain free copies of the documents filed by Sonic with the SEC from Sonic's website at http://ir.sonicdrivein.com/sec.cfm or by directing a written request to: Carolyn Cummins, Corporate Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104.